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                                                                    EXHIBIT 99.1

INCREASING DEMAND FOR WIRELESS SERVICES IMPACTS COMPONENT SUPPLIES INDUSTRY-WIDE

Los Gatos, California, January 25, 2000 -- Metricom, Inc., (Nasdaq: MCOM), a leading provider of mobile wireless data access services, reported today that it has been affected by industry-wide component shortages, causing delays to production of its network radios. The Company stated that while it may experience some delays in deployment of its high-speed network, based on currently projected component delivery dates, it expects to launch the first phase of its high-speed service during the late summer. However, if the global supply shortage continues longer than expected, the Company may experience further delays.

The radios are being assembled under contract by Sanmina Corporation, an industry leader in custom manufacturing. Executives of the two companies have been working closely to resolve this issue and to identify alternative component suppliers and engineering solutions.

About Metricom

Metricom, Inc. is a leading provider of mobile wireless data access to corporate networks and the Internet. Metricom has designed its new high-speed service, marketed under the Ricochet(R) brand name, to meet the needs of the growing number of professionals who require full access to their corporate networks and the Internet while away from the office. Metricom's high-speed service will provide these mobile professionals with higher speed access to data than any other mobile wireless technology commercially available today. Metricom's service will also appeal to consumers who desire high-speed mobile access to the Internet.

Metricom and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners. Statements made in this press release that are not historical facts, including those related to future market conditions, future competitors, future component suppliers, network deployment and service launch schedules, future manufacturing schedules, future component deliveries and future technology, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. These risks include, among other things, additional competition from existing and future competitors and the availability of components.

These forward-looking statements are based on information currently available to the Company as well as certain assumptions which management believes to be reasonable at this time. All forward-looking statements are subject to the successful completion of the actions described in the Company's agreement with Sanmina Corporation and in this press release. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this press release.